INTERNATIONAL DISTRIBUTION CONTRACT

PART I (Special Conditions)

S-1	Name and address of the Manufacturer: TECNIMED srl

having its seat at **p.le Cocchi, 12 - 21040 Vedano Olona (VA) – Italy Tel +39 0332 402350**
Fax +39 0332 402347, e-mail info@tecnimed.it here represented by **Mr. Francesco Bellifemine, President**
(hereinafter called " Tecnimed")

S-2	Name and address of the Distributor: Kidz-Med Inc.

having its seat at **: 83 South Putt Corners Road, New Paltz, New York 12561, USA Tel 845-255-2200,**
Fax 845-255-3299, e-mails podell@americansci.com here represented by **Dr. Christopher Tirotta, CEO, American Scientific Resources, Inc.**
(hereinafter called "the Distributor")

S-3	Contractual Territory and Market Channels: United States of America (see Annex III)

S-4	Contractual Products: THERMOFOCUS models 0700 and 01500

S-5	Yearly minimum purchase (art. 4)

Product	Year	Quantity	Year	Quantity
THERMOFOCUS 0700/01500	2007	50,000	2008	100,000
		....		....

For the years following those indicated in the box the increase of 20% indicated in art. 4.1 will apply unless otherwise agreed.

S-6	Date and signature of the parties

This distribution contract is governed by the special conditions hereabove (to the extent the respective boxes have been filled in) and by the general conditions contained in part II hereafter.

August, 27 , 2007	August , 27, 2007
Vedano Olona (VA) Italy	New York - USA
Francesco Bellifemine, President	Christopher Tirotta, CEO
[signature]	[signature]
Tecnimed srl	**Kidz-Med, Inc**

PART II
GENERAL CONDITIONS

1. Territory and Products

1.1 Tecnimed grants and the Distributor accepts the exclusive right to sell the products listed in box S-4 of the special part (hereinafter called "the Products") in the market channel of the territory indicated in box S-3 of the special part (hereinafter called "the Territory").

2. Distributor's functions

2.1 The Distributor sells, in his own name and for his own account, in the Territory, the Products supplied to him by Tecnimed.

2.2 The Distributor has no authority to make contracts on behalf of, or in any way to bind Tecnimed towards third parties.

2.3 The Distributor agrees to promote in the most effective way, and in accordance to the general directions given by Tecnimed, the sale of the Products within the whole Territory and to protect Tecnimed's interests with the diligence of a responsible businessman. He grants to already have and he shall maintain an adequate organization for sales (and, where appropriate, after-sales service) with all means and personnel as are reasonably necessary in order to ensure the fulfilment of his obligations under this contract for all Products and throughout the Territory. The Distributor will inform Tecnimed about his sales organisation and the number of his sales men working in each sales channel in the territory.

3. Undertaking not to compete

3.1 Without the prior written authorization of Tecnimed, the Distributor shall not, distribute, manufacture or represent any products which are in competition with the Products, for the entire term of this contract and for two years after its termination. In particular he shall not engage, within the Territory or elsewhere, directly or indirectly, acting as manufacturer, commission merchant, intermediary, reseller, distributor, agent, or in any other way, for the benefit of himself or of third parties who manufacture or market products which are in competition with the Products.

3.2 However, the Distributor may market or manufacture non-competitive products (provided not for the benefit of competing manufacturers) on condition that he informs Tecnimed in writing in advance (stating in detail the types and characteristics of such products), and that the exercise of such activity does not prejudice the punctual fulfilment of his obligations under this agreement.

4. Minimum purchase

4.1 The Distributor undertakes to purchase, during each year, Products quantities to at least the minimum yearly quantities indicated in box S-5. Unless otherwise agreed, such quantities will be automatically increased by 20% every successive year starting for 2009 year. Within 6 months from the signing of the contract the Distributor has to purchase at least 20% of the total yearly quantities and within 9 months the distributor has to purchase at least 40% of the total yearly quantities.

4.2 If the Distributor fails to attain within the end of any year the minimum purchase in force for such year, or within the first 6 months at least the 20% and within the first 9 months at least the 40% of that quantity, Tecnimed shall be entitled, by notice given in writing (e.g. e-mail, or fax, or registered mail with return receipt, or special courier), at his choice, to terminate this Agreement, to cancel the Distributor's exclusivity or to reduce the extent of the Territory. In case there will be no orders for a period of at least 6 months this Agreement will be automatically terminated without needing of any communication between the parties.

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5 Advertising and fairs

5.1 The Distributor shall be responsible for all advertising necessary to promote the Products within the Territory. Such advertising must be in accordance with the indications given by Tecnimed, in order to warrant that it conforms to Tecnimed's image and marketing policies. Unless otherwise agreed, the costs of advertising are to be covered by the Distributor. Manufacturer shall provide to the Distributor at the Manufacturers expense all the necessary text illustrations and content for such advertising.

5.2 The Distributor may take part, at his own expense, in the most important fairs and exhibitions in the Territory. Tecnimed reserves the option to participate directly and to bear the respective expenses, in whole or in part.

5.3 The parties will establish a reciprocal link between the site of the Distributor and the respective page of the site of Tecnimed and viceversa.

6. Conditions of supply - Prices - Payments

6.1 Tecnimed shall in principle accept to supply all Products ordered, subject to their availability, and provided payment of the Products is adequately warranted. All sales of the Products to the Distributor shall be governed by Tecnimed's general conditions of sale, attached to this contract as Annex I. In case of contradiction between such general conditions and this contract, the latter shall prevail.

6.2 The prices payable by the Distributor shall be those set forth in Annex II. The Distributor agrees that the price can be reviewed annually taking into consideration currency fluctuations and inflation

6.3 Payment will be made by means of T/T in advance or an irrevocable letter of credit confirmed by a leading Italian bank, with the following payment condition:

- if the goods and their packaging are not custom: at the order 30% as down payment, before shipping 70%;
- if the packaging and/or the handbook of the goods are custom: at the order 50% and before shipping 50%;
- it the goods are custom 100% of the payment will be made at the order.

6.4 The Distributor agrees to comply, with the utmost care, with the terms of payment agreed upon between the parties.

6.5 All payment by distributor will be made in currency of United States of America.

6.6 It is agreed that the Products delivered remain Tecnimed's property until complete payment is received by Tecnimed.

6.7 The Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products. The Distributor will keep Tecnimed informed about the resale prices.

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7. Active sales outside the Territory

7.1 The Distributor agrees not to sell and/or to advertise the Products or any competitor products or establish any branch or maintain any distribution depot for distribution of the Products or any competitor products outside the Territory.

7.2 The Distributor will take any possible precaution in order to avoid the possibility that, without the written authorisation of Tecnimed, some Product can be sold out of the territory by some company that bought Products sold by the Distributor.

7.3 The Distributor will sell the product only within the Channels of Sales specified as assigned to them in Annex III. If a customer cannot be defined as fitting into any of the specified sales channels, or if the appropriate channel of sales for any customer is disputed it will be referred back to the Manufacturer who will make a final determination as to what channel of sale or territory the customer belongs in. If the Manufacturer deems the Distributor to have sold the product outside the specified Channels of Sales, or if there is a dispute as to whether any customer of the Distributor is within the specified Channels of Sales, the Manufacturer will give the Distributor notice of the same. The Distributor will have thirty (30) days to hear the aforesaid default. If the Manufacturer determines that the Distributor has sold the product outside the specified Channels of Sales assigned in Annex III, then the Manufacturer shall assess a penalty to the Distributor which is equal to the revenue of the disputed sale. Said revenue shall be shared equally by the Manufacturer and any Distributor to whom the disputed Channels of Sales was assigned. The Manufacturer may allow, at their discretion, direct communication between their various Distributors in the territory in order to expedite the referrals of customers to the appropriate Channels of Sales, however, the Manufacturer will be made aware of all such communications.

8. Manufacturer's trademarks

8.1 The Distributor shall make use of Tecnimed's trademarks, trade names or any other symbols, for the only purpose of identifying and advertising the Products, within the scope of his activity as distributor of Tecnimed and in Tecnimed's sole interest.

8.2 The Distributor hereby agrees neither to register nor to have registered, any domain, trademarks, trade names or symbols of Tecnimed or of the Products (nor any domain, trademarks, trade names or symbols of Tecnimed that may be confused with Tecnimed's ones), in the Territory or elsewhere. He furthermore agrees not to include the above trademarks, trade names or symbols of Tecnimed in his own trade or company name.

8.3 The right to use Tecnimed's trademarks, trade names or symbols, as provided for under the first paragraph of this article, shall cease immediately for the Distributor, on expiration or termination, for any reason, of the present contract. The Distributor furthermore agrees to avoid, in his contacts with third parties, to make any reference to the previous relationship with Tecnimed, in order to avoid any risk of confusion on the side of the customers.

8.4 The Distributor shall notify Tecnimed of any infringement in the Territory of Tecnimed's trademarks, trade names or symbols, or other industrial property rights, that come to the Distributor's attention.

8.5 The Distributor has the right to use the trade name Kidz-Med® Thermofocus for the term of this agreement

9. Exclusivity

9.1 Except as set out hereafter, Tecnimed will sell, in the Territory, only to the Distributor. He agrees furthermore not to appoint in the Territory any distributors, agents or intermediaries, for the purpose of distributing the Products in the same channel of sales as identified in the ANNEX III.

9.2 Tecnimed reserves the right to put the products in international catalogs sent to clients worldwide. It is possible that some client in the territory can buy a small quantity of products from these international catalogs. However, anytime the Distributor will be free to sell larger quantities to these clients.

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10. Term and termination of the contract

10.1 This contract replaces any other preceding agreement between the parties.

10.2 This contract is concluded for an indefinite period and enters into force on the date of the first order as in Annex I.

10.3 The Distributor is not entitled to an indemnity for goodwill or similar compensation in case of termination of the contract.

11. Earlier contract termination

11.1 Each party may terminate this contract with immediate effect, without respecting a period of notice, by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier, telex), in case of a breach of its contractual obligations by the other party, amounting to a justifiable reason for immediate contract termination (according to article 11.2) or in case of occurrence of exceptional circumstances which justify the earlier termination (as set out in article 11.3).

11.2 Any failure by a party to carry out his contractual obligations which is of such importance as to prevent the contractual relationship to continue, even temporarily, on a reciprocal confidence basis, shall be considered as a justifiable reason for the immediate contract termination for the purpose of article 11.1. The parties furthermore jointly agree that the breach of the provisions under articles 2.2, 3, 4, 6.4, 7, 8 and 9.1 of this contract is to be considered in any case, whatever the importance of the violation, as a justifiable reason for immediate contract termination. Also the breach of any other contractual obligation which is not remedied by the breaching party within a reasonable term after having been invited in writing to do so by the other party, shall be considered as a justifiable reason for the immediate contract termination.

11.3 Shall be considered as exceptional circumstances justifying the immediate contract termination: bankrupt, any kind of composition between the bankrupt and the creditors, death or incapacity of the Distributor, civil or criminal sentences as well as any circumstances which may affect his reputation or hamper the punctual carrying out of his activities; moreover, if the Distributor is a company, any important change in the juridical structure or in the management of the Distributor Company.

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12. Applicable law on the Medical Devices.

12.1 Prevailing part of the products sold by Tecnimed are Medical Devices. Hence both Tecnimed and the Distributor have to respect all the rules about the Medical Devices active at the moment (i.e. 93/42 CEE).

12.2 The Distributor shall exercise due diligence to keep Tecnimed informed about: the laws and regulations which are applicable in the Territory and relate to the Products (e.g. import regulations, labelling, technical specifications, safety requirements, etc.), and, as far as they are relevant for Tecnimed, the laws and regulations concerning the Distributor's activity. The Manufacturer shall assure that the products adhere to all applicable laws regarding medical devices iin the Distributor's territory.

12.3 Tecnimed undertakes to inform the Distributor of any Production Problems and in turn the Distributor undertakes to inform Tecnimed of any Product Related Adverse Information resulting from analysing the Post Market Feedback, Adverse Incident Reporting, Corrective Action and Customer Complaints systems.

12.4 Tecnimed will consign all the Medical Devices including the number of the manufacturing LOT. or the serial number on the documents of transport, on the packaging and also on the product (when it is possible). It is suggested that the Distributor writes the LOT. number related to the product on every document of transport and/or invoice to his clients. In every case the complete traceability of the goods has to be assured until the final client. According to these numbers in case it is necessary, the Distributor has to be able to provide to call back from the market, some specific lot of goods and provide to resend it to Tecnimed.

12.5 In case it is required a translation of the instructions, the Distributor will provide to it and will confirm under his responsability that the translation will be equivalent to the original instructions and in no way the meaning of a phrase will be different from the original meaning. The Distributor will send a draft of the translation in the format requested by Tecnimed and then Tecnimed will provide to print and to put the translation in the boxes. In case the Distributor want to print and to bind the translation to the packaging by himself, he has to send two copies of the draft to Tecnimed before to print the sheets. If the draft is OK Tecnimed will sign and send back a copy to the Distributor and then the Distributor can print them. Then the Distributor will send some final printed sheet to Tecnimed before this last will consign the first order of goods.

13. Applicable law – Jurisdiction – Arbitration

13.1 The present contract is governed by the laws of the state of New York, USA, and the parties hereby submit to the exclusive jurisdiction of courts of the State of New York.

14. Liabilities and Damages

14.1 The Manufacturer will be liable for any damages which may be incurred from any defect in the contractual goods including product liability. The Manufacturer will carry adequate insurance coverage against possible claims in connection with product liability.

15. Force Majeure

15.1 Any interruption of the normal business relations of the parties for more than ninety (90) days due to circumstances beyone the reasonable control of the parties, including floods, fire, earthquakes and other acts of God, as well as strikes, war or military operations or special restrictions of governments or state authorities, shall entitle either party to terminate this Agreement at any time prior to the resumption of normal business relations. The party must inform the other party in writing within ten (10) of the event having taken place.

16. Waiver

16.1 Failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed to continuing waiver of that provision or waiver of any other provision of this Agreement.

17. Modification

17.1 This Agreement reflects all of the Agreements, understandings, representations, conditions and warranties by and between the parties. Neither party shall be liable for any representation made unless it is expressly set forth in the Agreement and This Agreement may not be modified or amended except in writing signed by both of the parties.

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ANNEX I - GENERAL CONDITIONS OF SALE

A Tecnimed will arrange transportation of the goods from Tecnimed, Italy at the best possible prices. The cost of transportation will be paid by the Distributor. i.e. Ex works.

B Minimum order quantity : 1 shipper box of 72 units
The first order (with quantity of at least 1000 units) has to be done not later than 30 days after signing this contract. Otherwise the contract will terminate.

ANNEX II - PRICE LIST TO DISTRIBUTOR

Catalogue prices per single item for a minimum of 100,000 units per annum are as follows:

THERMOFOCUS 0700 = 23 USD
THERMOFOCUS 01500 = 25 USD

Pricing includes private labeling for Kidz-Med, Inc. By means of stickers on units, and printed on both individual packaging and any and all instruction manuals included with the units named above; all inner and outer case packaging

ANNEX III - CHANNELS OF SALES

The Distributor will sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau:

44-55 Retail Trade, the sector as a whole, as set forth in attached Schedule A, with the following exceptions:

1) Only establishments under subsection 446110 that are eligible for membership in NACDS (National Association of Chain Drug Stores) as defined in attached Schedule C.
2) No establishments under subsection 45391 (Pet & Pet Supply Stores)
3) Establishments under subsection 4541 (Electronic Shipping and Mailorder Houses), as long as their primary NAICS category is included on Schedule A.

The Distributor will NOT sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau:

54 Professional, Scientific and Technical Services, as a whole, as set forth in attached Schedule B
61 Educational Services, as a whole as set forth in attached Schedule B
62 Health Care and Social Assistance, as a whole as set forth in attached Schedule B
92 Public Administration, as a whole as set forth in attached Schedule B
Any government organizations, at any level of government

Assignment of any establishment outside of the above specified sectors will be determined by the Manufacturer in accord with clause 7.3 of this agreement, and this determination will be confirmed in writing to the distributor.

August, 27, 2007	August, 27, 2007
.... New York - USA	.... Vedano Olona (VA) Italy
Christopher Tirotta CEO, Kidz-Med, Inc	Francesco Bellifemine, president Tecnimed srl

Distributor and Manufacturer declare that they approve specifically, the following clauses of this contract:

Art. 2 - Distributor's function	Art. 13 - Applicable law – Jurisdiction
Art. 3 - Undertaking not to compete	ANNEX I - General Conditions of sale
Art. 4 - Minimum purchase	ANNEX II - Price List to Distributor
Art. 6 - Conditions of supply, prices, payments	ANNEX III - Channels of sales
Art. 7 - Active sales outside the Territory	Schedules A - Distributor's channels of sales
Art. 10 - Term and termination of the contract	Schedules B - Sales channels out of Distributor
Art. 11 - Earlier contract termination	Schedules C - NACDS definition

....	....
(Kidz-Med)	(Tecnimed)